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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of
                               NORAND CORPORATION

                                       by
                             WAI ACQUISITION CORP.
                           a wholly owned subsidiary
                                       of
                               WESTERN ATLAS INC.
                                       at
                              $33.50 NET PER SHARE

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
   YORK CITY TIME, ON FRIDAY, FEBRUARY 21, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                January 24, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by WAI Acquisition Corp., a Delaware corporation (the "Purchaser"), and Western Atlas Inc., a Delaware corporation ("Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Norand Corporation, a Delaware corporation (the "Company"), at a purchase price of $33.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 24, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, Shares representing at least a majority of the total number of outstanding Shares on a fully diluted basis (assuming the exercise of all outstanding options and warrants) being validly tendered and not withdrawn prior to the expiration of the Offer. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase, dated January 24, 1997.

    2. Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of
Transmittal may be used to tender Shares.

    3. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares ("Share Certificates") are not immediately available or if such certificates and all other required

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documents cannot be delivered to The Bank of New York (the "Depositary") by the
Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

    5. Letter to shareholders from the Chairman, President and Chief Executive Officer of the Company accompanied by the Company's
Solicitation/Recommendation Statement on Schedule 14D-9.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7. A return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 21, 1997, UNLESS THE OFFER IS EXTENDED.

    In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letters of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the undersigned, at its address and telephone number set forth below and on the back cover of the Offer to Purchase.

                                          Very truly yours,
                                          Georgeson & Company Inc.
                                           as Information Agent
                                          Wall Street Plaza
                                          New York, New York 10005
                                          (212) 440-9800
                                          (Call Collect)

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE COMPANY, THE DEPOSITARY, OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.